Exhibit 99.1
Verso to Acquire Privately Held sentitO Networks
Acquisition to Enhance Revenue, Margins, Competitive Position, and Distribution
ATLANTA, GA — (April 5, 2007) — Verso Technologies, Inc. (Nasdaq: VRSO), a global provider of next generation network solutions, announced today that it has entered into a definitive merger agreement to acquire privately held sentitO Networks, Inc. of Acton, Massachusetts for approximately 7.7 million restricted shares of Verso common stock, 2.2 million of which are subject to escrow provisions, and warrants to purchase approximately 841,000 shares of Verso common stock, subject to certain conditions and approvals.
Founded in 2000, sentitO is an award-winning provider of open and distributed VoIP gateway solutions for telecommunications service providers worldwide. The sentitO Open Network Xchange (“ONX”) architecture enables new, innovative voice services by providing media and signaling conversion utilizing state-of-the-art session initiation protocol (“SIP”) technology. The sentitO ONX solution won a “Best of Show” award at the Internet Telephony Conference and Expo East in 2006, and sentitO has been named as one of the “Fierce 15,” companies, placing it among the top 15 emerging VoIP companies by FierceVoIP, a newsletter recognized for its advanced understanding of VoIP trends and businesses.
The acquisition is subject to approval of Verso’s secured lenders and senior convertible debenture holders, as well as other customary closing conditions, including the approval of sentitO’s stockholders. Pursuant to the merger agreement, an additional $3.0 million of Verso common stock will be issued through an earn-out provision based on Verso achieving a $12.0 million revenue target during the 12 month period following the closing of the acquisition that is attributable to the sentitO business. In addition, the merger agreement provides that 1.2 million shares of Verso common stock will be held in escrow and released based upon the completion of certain in-progress customer activity and approximately 1.0 million shares of Verso common stock will be held in escrow to satisfy potential indemnity claims. The shares of Verso common stock to be issued in the acquisition will be registered for resale in accordance with a customary registration rights agreement. The warrants to be issued in connection with the acquisition will be exercisable for a five year period following the closing at an exercise price of $1.25 per share.
Except as noted above, the shares of Verso common stock to be issued in the acquisition will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of such act.
The acquisition complements the existing Verso portfolio and opens up new distribution and market opportunities. Verso intends to maintain its valuable relationship with AudioCodes as a source for optical and other gateway products. The new technology portfolio enhances Verso’s carrier class platform for VoIP and multimedia services delivery, clearly defining Verso’s position as a provider of fully integrated next generation communications solutions to the carrier market. The acquisition will enable Verso to offer a higher scale solution and gain a competitive edge in large scale fully integrated packet-based deployments through margin improvement in the Softswitch group. In addition, the transaction will allow Verso to take advantage of an active Russian and Eastern European distribution partnership.
Verso expects that certain of sentitO’s resellers and their strategic affiliations in Russia will allow Verso to expand in the Russian and Eastern European markets with an experienced partner.

“Verso gains much from this transaction; more than just great technology,” said Monty Bannerman, chief executive officer, Verso Technologies. “The agreement structure includes an incentive earn out, which should result in Verso receiving significant additional revenue and enhanced margins in the Softswitch group both short and long term. This will place Verso in a highly competitive position for larger VoIP deals and also places Verso in a region with many exciting new business opportunities with a well established partner,” added Bannerman.
“This new purpose-built VoIP switching technology fills the last remaining void in our product strategy. This should drive margins, revenues, and new deployment opportunities,” said Steve Odom, executive chairman, Verso Technologies. “It moves us up-market where we can leverage our capabilities to provide a fully integrated solution to large, high-quality carrier customers. This not only takes Verso to the next level, it provides Verso higher density leading edge switching technology, and an edge above those competitors that already have high density switching by providing a fully integrated switching solution at a competitive cost. Furthermore, this transaction should benefit our shareholders, as companies with high density switching solutions tend to be valued at much higher multiples than companies that must partner with equipment manufacturers to provide a high density VoIP integrated solution.”
About Verso Technologies
Verso is a global provider of next generation network solutions offering a core-to-edge product portfolio primarily for telecommunications service providers. The company’s products enable its customers to secure and optimize network bandwidth, generate additional revenue and reduce costs. Verso’s applications and services are cost effective, deploy quickly and provide a superior return on investment. For more information, contact Verso at www.verso.com or call 678.589.3500.
About sentitO Networks
sentitO Networks is a leading provider of open and distributed VoIP switching and service solutions for global telecommunications service providers. Its award winning Open network Xchange (ONX) works in an open VoIP environment to deliver a wide range of service provider applications. sentitO is a privately held company with headquarters in Acton, Massachusetts. More information can be found at the company website www.sentito.com.
Forward Looking Statements
Certain statements contained in this release that are not statements of historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words — “believe,” “expect,” “anticipate,” “intend,” “will,” and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, timing of future orders, business strategy and expected cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us. These forward-looking statements may be affected by the risks and uncertainties in our business and are qualified in their entirety by the cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2006. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements.
Investor Contact
Scott Kimball
Vice President of Investor Relations
Verso Technologies, Inc.
678.589.3579
Scott.Kimball@verso.com
Media Relations
Christine Puleo
Director, Corporate Communications
Verso Technologies, Inc
786.385.8762
Christine.puleo@verso.com
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